Exhibit 10.2

Master Accounts Receivable Purchase Agreement
among
Bank of America, N.A.
(the “Bank”)
and
The Scotts Company LLC
(the “Company”)
and
The Scotts Miracle-Gro Company
(the “Parent”)
Dated as of April 9, 2008

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Schedule 1	—	Purchase Request
Schedule 2	—	Conditions Precedent
Schedule 3	—	UCC Details Schedule
Schedule 4	—	Form of Portfolio Report

-ii-

Master Accounts Receivable Purchase Agreement
     Master Accounts Receivable Purchase Agreement, dated as of April 9, 2008 (this “Agreement”), among The Scotts Company, LLC, a limited liability company organized under the laws of Ohio (the “Company”), The Scotts Miracle-Gro Company, a company organized under the laws of Ohio (the “Parent”), and Bank of America, N.A. (the “Bank”), a bank organized under the laws of the United States of America.
     Whereas, the Company and LaSalle Bank National Association (“LaSalle”) entered into that certain Master Accounts Receivable Purchase Agreement dated as of April 11, 2007 (the “LaSalle Agreement”) pursuant to which the Company sold to LaSalle certain receivables.
     Whereas, on the date hereof LaSalle is assigning all of the outstanding receivables purchased pursuant to the terms of the LaSalle Agreement to the Company pursuant to that certain Termination and Release Agreement dated the date hereof.
     Whereas, after the date hereof and subject to the terms and conditions of this Agreement, the Company shall sell to the Bank and the Bank shall purchase from the Company, on a revolving basis, certain Purchased Receivables.
     Whereas, the transactions hereunder shall constitute a true sale of the Purchased Receivables, providing the Bank with the full risks and benefits of ownership of the Purchased Receivables without recourse to the Company, except as may otherwise be set forth herein.
     Now, Therefore, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. Definitions and Interpretation.
     In this Agreement and each Schedule:
     “Adverse Claim” means any Encumbrance on a Purchased Receivable other than those arising under this Agreement.
     “Agreed Base Value” shall be an amount equal to the product of (a) the difference between (i) the full Original Amount of the Receivable being purchased less (ii) the Trade Credit Amount times (b) 100% less the Agreed Dilution Percentage.
     “Agreed Dilution Percentage” is equal to 5.0% or such other percentage agreed on, from time to time, by the Bank and the Company.

     “Agreement Amount” means the maximum aggregate Funded Amounts of all Purchased Receivables as set forth below during the relevant time periods, as such amount may be reduced from time to time pursuant to the terms of Section 4.3(d) hereof:

January	$40,000,000	July	$200,000,000
February	$125,000,000	August	$100,000,000
March	$275,000,000	September	$75,000,000
April	$300,000,000	October	$75,000,000
May	$300,000,000	November	$30,000,000
June	$300,000,000	December	$10,000,000
     “Agreement Office” means the office through which the Bank will perform its obligations under this Agreement.
     “Approved Debtor” means each Person listed on the Approved Debtor Certificate, excluding any Approved Debtor removed therefrom pursuant to the terms of Section 23 hereof and including any Debtor reinstated therein as an Approved Debtor pursuant to the terms of Section 23 hereof.
     “Approved Debtor Certificate” means the Approved Debtor Certificate of even date herewith executed by the Bank and the Company.
     “Approved Participants” means Sumitomo Mitsui Banking Corporation, Calyon New York Branch, BNP Paribas, New York Branch and The Bank of Nova Scotia.
     “Blocked Accounts” means each account opened by the Company in its name for each Approved Debtor with JPMorgan Chase Bank, N. A. or such other bank approved by the Bank for the purpose of collecting the Purchased Receivables of such Approved Debtor and which shall be subject to a blocked account agreement with the Bank.
     “Business Day” means a day on which banks are open for business in Chicago, New York and, in the case of the determination of LIBOR, London.
     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described on Schedule 2 shall be satisfied or waived in a manner acceptable to the Bank in its reasonable discretion.
     “Collections” means all payments made on each Purchased Receivable and any other payments, receipts or recoveries (including any casualty insurance proceeds) by, or on behalf of, any Debtor or otherwise with respect to any Purchased Receivable.
     “Contract” means a contract or purchase order between the Company and a Debtor, as the same may be amended and supplemented from time to time in accordance with the terms hereof, out of which has arisen one or more Purchased Receivables.

     “Cost of Funds” means, with respect to any Purchased Receivable(s), the rate, as determined by the Bank as of the purchase date of such Purchased Receivable(s) (which determination shall be conclusive and binding on the Company absent manifest error) at which Dollars of a term comparable to the period of time from the purchase date to the Maturity Date for such Receivable(s) and in an amount comparable to the Purchase Price for such Receivable(s) are generally available to the Bank.
     “Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 7, 2007, among the Parent, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the various lenders from time to time to the party thereto.
     “Debtor” means a person obligated to make payments in respect of a Receivable.
     “Debtor Sublimits” means the sublimits for each Approved Debtor listed on the Approved Debtor Certificate.
     “Dilution” means any discount, adjustment, set-off, counterclaim, deduction, reduction, warranty issue or refusal to pay not arising from such Debtor’s Financial Inability to Pay, which would have the effect of reducing the amount of part or all of any Purchased Receivable owed by a Debtor.
     “Dollar, USD” and “$” shall mean the lawful currency of the United States of America.
     “Downgrade” means each rating category reduction by a nationally recognized rating agency of the long-term unsecured, unenhanced indebtedness rating of any Person, for example, a rating reduction from “A-” (or its equivalent) to “BBB” (or its equivalent) would constitute two Downgrades for purposes of this Agreement.
     “Encumbrance” means a mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any person or any other type of adverse claim or preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.
     “Final Collection Date” means the date, following the termination of purchases under this Agreement, on which all amounts to which the Bank shall be entitled in respect of Purchased Receivables and all other amounts owing to the Bank hereunder and under the other Transaction Documents are paid in full.
     “Financial Inability to Pay” means a Debtor’s failure to pay a Receivable as a result of a deterioration in such Debtor’s credit quality as evidenced by an event where such Debtor (A)(i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (aa) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (bb) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter, (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or (x) at any time that the long-term unenhanced, unsecured indebtedness rating of such Debtor is “CCC” (or its equivalent) or lower, fails to pay 10% or more of the aggregate amount of Purchased Receivables owed by it, for more than 90 days beyond the relevant Maturity Dates thereof (unless such Debtor claims, and the Company agrees, such failure to pay is a result of a commercial dispute related to such Purchased Receivables), or (B) fails, after giving effect to any applicable grace period for the relevant obligation(s) of such Debtor (other than such Receivable), to make, when due, any payments equal to or exceeding $10,000,000 under such obligations.
     “Funded Amount” means the aggregate amount of Purchase Prices paid by the Bank hereunder, less the Collections, if any, theretofore paid to and received by the Bank.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Invoice” means an invoice issued by the Company to a Debtor for payment for goods or services supplied pursuant to a Contract between the Company and such Debtor.
     “Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.
     “LIBOR” means in relation to a Purchased Receivable for any period:
     (a) the applicable Screen Rate for the relevant period; or
     (b) (if no Screen Rate is available) the arithmetic mean of the rates (rounded upwards to four decimal places) at which the Bank was offering deposits for the relevant period in an amount comparable to the Purchased Receivables or overdue amount in Dollars to leading banks in the London interbank market.

     “Margin” means 0.80% per annum, subject to the right of the Bank, upon the occurrence of a Downgrade relating to any Account Debtor that does not otherwise cause a Termination Event, on 30 days’ prior written notice to the Company to revise the margin applicable to subsequent purchases hereunder.
     “Maturity Date” means, with respect to a Purchased Receivable, the date on which such Purchased Receivable becomes due and payable by the Debtor.
     “Monsanto Agreement” means the Amended and Restated Exclusive Agency and Marketing Agreement by and between The Monsanto Company and the Company.
     “Monsanto Receivables” means accounts receivable (and all related proceeds) originated and owned by The Monsanto Company of an Approved Debtor and otherwise subject to the terms of the Monsanto Agreement.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Original Amount” means, in relation to a Purchased Receivable, the amount owing from the Debtor in respect of such Purchased Receivable being the aggregate amount payable under the relevant Invoice.
     “Outstanding Amount” means the aggregate amount from time to time in Dollars of the Original Amounts of all Purchased Receivables which are outstanding. For the avoidance of doubt, the Outstanding Amount of any Purchased Receivable shall not be reduced as a result of any write-down or write-off of such Purchased Receivable by the Bank.
     “Outstanding Net Amount” means, as of any date of determination, the amount equal to the difference between (x) the product of (a) the difference between (i) the aggregate Outstanding Amount of Purchased Receivables less (ii) the aggregate Trade Credit Amounts times (b) 100% less the most recently calculated Agreed Dilution Percentage less (y) the aggregate Discount as most recently calculated for the Purchased Receivables.
     “Participation Agreement” is defined in Section 19 hereof.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Portfolio Report” means a report, substantially in the form of Schedule 4, signed by an officer of the Company and which shall contain, inter alia, the list of Receivables which have been determined to be Purchased Receivables hereunder as well as a list of all relevant Invoices.
     “Purchase Price” means, in relation to any Purchased Receivable, the purchase price computed and payable in accordance with Section 4.1 hereof.

     “Purchased Receivable” means, at any time, any Receivable sold by the Company and acquired by the Bank under this Agreement.
     “Purchase Request” means a request for purchase in the form attached hereto as Schedule 1.
     “Receivable” means the indebtedness of an Approved Debtor to the Company arising under a Contract which is evidenced by an Invoice (including the right to receive payment of any interest or finance charges or other liabilities of such Debtor under the Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.
     “Related Assets” means, with respect to the Receivables (i) all related rights and remedies under or in connection with the Contract with respect thereto including bills of lading, bills of exchange, promissory notes and accessions, (ii) all guaranties, suretyships, letters of credit, security, liens and other arrangements supporting payment thereof, (iii) all Sales Records (including electronic records) with respect thereto, (iv) all related insurance, and (v) all proceeds of the foregoing.
     “Replacement Receivables” are Receivables purchased with the proceeds of Collections purchased between two Settlement Dates as provided in Section 4.2.
     “Repurchase Event” means, with respect to a Purchased Receivable:
     (i) any representation or warranty made by the Company in Section 10 of this Agreement with respect to such Receivable is inaccurate, incorrect or untrue, in any material respect, on any date as of which it is made or deemed to be made; or
     (ii) the Company fails to comply with any of its covenants with respect to such Receivable set forth in Section 11 of this Agreement; or on any day the Original Amount of such Purchased Receivable (i) is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective or rejected services, any discount or other adjustment by the Company (including on account of credits, rebates, chargebacks, inventory transfers, allowances for early payments and other allowances) or any obligation of the Company owed to the applicable Debtor to make such a discount or adjustment, (ii) is reduced or cancelled as a result of a setoff, deduction or counterclaim in respect of any claim by the Debtor thereof against the Company (whether such claim arises out of the same or a related or an unrelated transaction) or (iii) otherwise is less than the amount reported by the Company in (or for purposes of) any settlement statement delivered pursuant to this Agreement (for any reason other than receipt of Collections on such Purchased Receivable or such Purchased Receivable being written off as uncollectible based on Debtor’s Financial Inability to Pay); provided, however, that to the extent that the occurrence of any matter described in the foregoing paragraphs (i) or (ii) would otherwise result in a Repurchase Event, no Repurchase Event with respect to any such Purchased Receivable shall occur if the amount of any such adjustment caused by the occurrence of such event has already been included in the calculation of the Purchase Price paid with respect to such Purchased Receivable.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Sales Records” means the accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of the Company relating to a Debtor and on an individual Purchased Receivable basis for the purpose of identifying amounts paid or to be paid in respect of such Purchased Receivable.
     “Screen Rate” means the interest rate for Dollar deposits for a three month period which is displayed on the screen displays designated “LIBOR01” and “ICAP01” of the Reuters service (or such other page which may replace them for the purpose of displaying British Bankers’ Association Interest Settlement Rates or US Dollar Swaps Rates for Dollar deposits in the London interbank market).
     “Settlement Date” means, in respect of any Settlement Period, the Wednesday of the calendar week following such Settlement Period (or, if such Wednesday is not a Business Day, the immediately succeeding Business Day) or such other date as the Bank and the Company may from time to time agree to, provided that (i) with respect to the initial purchase hereunder, the date of such purchase shall be the initial Settlement Date and (ii) on or after the Termination Date, the Bank may select Settlement Dates by notice to the Company.
     “Settlement Period” means (a) with respect to the initial purchase, a period from the date of such purchase pursuant to Section 4.1 to the Wednesday of the calendar week following the calendar week in which such purchase is made (or, if such Wednesday is not a Business Day, the immediately succeeding Business Day) or as otherwise agreed between the Bank and the Company and (b) thereafter, each period commencing on the last day of the immediately preceding such period and ending on the next Settlement Date or as otherwise agreed between the Bank and the Company, provided, however, that at any time the Bank and the Company may mutually agree to select any different period as the Settlement Period; provided, further, however, that if such agreement is not reached within 10 days, a Termination Event may be declared by the Bank.
     “Stated Termination Date” means April 8, 2009, or such later date as may be extended by mutual agreement of the Bank and the Company.
     “Tax” means any present or future withholding tax, levy, impost, duty or other tax or charge of any similar nature (including but not limited to any interest or penalty payable in connection with any failure to pay any of the same); and Taxation shall be construed accordingly.
     “Termination Date” means the earliest to occur of (i) termination of this Agreement pursuant to Section 18, (ii) the Stated Termination Date and (iii) the Business Day designated by the Company with no less than thirty (30) days prior notice to the Bank.

     “Termination Event” means any of the events set forth in Section 18.
     “Trade Credit Amount” means, with respect to a Purchased Receivable, the Dollar amount from time to time accrued on the books and records of the Company and as reported to the Bank on each Portfolio Report as a trade credit, trade allowance, return allowance or similar arrangement between the Company and the related Approved Debtor that might result in a reduction of such Purchased Receivable in the future.
     “Transaction Document” means each of this Agreement, each Purchase Request, each Portfolio Report, the blocked account agreements, the Approved Debtor Certificate and all related documents.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
Section 2. The Agreement.
     Section 2.1. Prior to the Termination Date, subject to the terms and conditions of this Agreement, the Company hereby sells and assigns to the Bank, and the Bank hereby agrees to purchase, in each case, up to the Agreement Amount and subject to the applicable Debtor Sublimits (it being understood that the Outstanding Amount of the Purchased Receivables when sold and purchased will be greater than the Agreement Amount), a 100% interest in all of the present and future Receivables of each Approved Debtor (subject to the removal of an Approved Debtor pursuant to the terms of Section 23) and as identified in the most recent Portfolio Report delivered to the Bank under this Agreement or as identified in such other manner acceptable to the Bank; provided, however, that in any event the Receivables purchased and sold hereunder with respect to an Approved Debtor shall be deemed to be the Receivables of such Approved Debtor with the earliest due date (based upon their net invoice value excluding all accruals for any discounts).
Section 3. Conditions Precedent.
     Section 3.1. The Company shall not be entitled to request the Bank to make the initial purchase of Purchased Receivables unless:
     (a) the Bank has received all of the documents listed in Schedule 2 in form and substance reasonably satisfactory to it;
     (b) the representations and warranties made by the Company in Section 10 of this Agreement are true and correct as of the Closing Date;
     (c) the Bank has received the fees and other amounts payable by the Company pursuant to Section 15;
     (d) the Company shall have established the segregated Blocked Accounts for the collection of the Purchased Receivables;

     (e) no Termination Event shall have occurred; and
     (f) the Closing Date falls at least one Business Day after the date of the delivery of the initial Purchase Request and initial Portfolio Report to the Bank. Such Portfolio Report shall list the Receivables requested to be purchased in a format and contain such information as shall be reasonably satisfactory to Bank.
     Section 3.2. No purchase shall be made hereunder unless:
     (a) the Bank has received a Purchase Request in connection with the initial purchase and any incremental purchase that increases the then current Funded Amount.
     (b) The aggregate of the Outstanding Net Amount of the Receivables referred to in the Portfolio Report (after giving effect to such purchase) as of the applicable purchase date will not exceed the Agreement Amount or the Debtor Sublimits on the applicable purchase date.
     (c) The Invoices referred to in the Portfolio Report each have a date certain for payment which is no more than 90 days from the relevant purchase date, and are denominated in Dollars.
Section 4. Purchase of Receivables.
     Section 4.1. The Bank shall pay a Purchase Price to the Company for the Purchased Receivables sold to the Bank, equal to the Agreed Base Value less any other amounts owing to the Bank hereunder. With respect to the payment of Discount by the Company, the Bank has agreed that Discount will be payable in arrears in installments on each Settlement Date. The “Discount” will equal the product of (1) the Agreed Base Value of the Purchased Receivables to be purchased on such date, (2) the applicable LIBOR plus, the Margin (computed on the basis of a 360-day year), and (3) a fraction the numerator of which is the weighted average number of days until Purchased Receivables are due and the denominator of which is 360. Notwithstanding the foregoing, for only the initial purchase hereunder, Discount shall be calculated using Cost of Funds (computed on the weighted average tenor of the Purchased Receivables) and not the applicable LIBOR. Two Business Days prior to each Settlement Date, the Bank shall determine the applicable LIBOR for the subsequent Settlement Period. The Company shall be entitled, to the extent collected by the Company, to receive and retain, an amount equal to Collections on the Purchased Receivables in excess of the Agreed Base Value of such Purchased Receivables, such amounts to first be applied to the delivery to the Company of any Trade Credit Amounts due to the Company, as applicable, with the remainder of such amounts to be paid to the Company as a servicing fee. Without limiting the liability and obligations of the Company hereunder, the Bank shall be entitled to offset against and deduct from such excess all amounts owing by the Company to the Bank under this Agreement and the Transaction Documents. So long as the Company is acting as servicer for the Purchased Receivables, the Company will be entitled to retain such excess (less such offsets and deductions) as the Purchased Receivables are collected. Should the Bank terminate the Company’s appointment as servicer, the Bank will pay to the

Company such excess over and above the amounts which the Bank is entitled to offset, upon collection of all amounts owing in respect of the Purchased Receivables.
     The parties agree that the calculation of Agreed Base Value of Purchased Receivables included Trade Credit Amounts which the Approved Debtors have historically been entitled to receive if certain conditions in the future are met. To the extent that such Approved Debtors are not entitled to receive any such Trade Credit Amounts, or in the event that any such Approved Debtors are entitled to receive such Trade Credit Amounts but elect not to apply the corresponding Trade Credit Amount to the reduction of any payment made on a Purchased Receivable, and the Collections with respect to such Purchased Receivable include any such corresponding Trade Credit Amount, the amount thereof shall be attributable to and paid to the Company.
     Section 4.2. Until the Termination Date, Collections may be used by the Company, as servicer, and as agent for and on account of the Bank, to purchase from the Company Receivables of Approved Debtors that meet all of the requirements contained herein applicable to the initial Purchased Receivables (“Replacement Receivables”), which Replacement Receivables shall be held for the exclusive benefit and account of the Bank to the same extent as the original Purchased Receivables and shall constitute Purchased Receivables for all purposes of the Agreement. For purposes of maintaining the perfection of the Bank’s interest in any Purchased Receivables and the proceeds thereof, the Bank hereby appoints the Company as its agent in respect of any Collections prior to such Collections being used to purchase Replacement Receivables, provided that the Company’s sole duty as such agent shall be to hold such Collections in trust for the benefit of the Bank or to purchase Replacement Receivables as aforesaid.
     Section 4.3. (a) The Company will instruct all Debtors under the Purchased Receivables to make all payments on account thereof to the relevant Blocked Accounts. Each Invoice shall also require that payments be made to the relevant Blocked Accounts. All Collections will be received and held in the Blocked Accounts in the name of and for the Bank as the owner thereof and, except as otherwise provided in this Agreement, will be applied in the manner set forth in (b) below. The Bank may suspend or terminate all of the Company’s right, power and interest in a Blocked Account at any time upon the occurrence and during the continuance of a Termination Event.
     (b) Prior to the Termination Date, all of the Collections deposited into the Blocked Accounts shall be swept daily and transferred into the Company’s operating account, as designated by the Company to the financial institution maintaining such Blocked Accounts and the Bank hereby directs the Company to, no later than on the Business Day following the day on which Collections are received in such operating account, pay, apply or reserve for payment, as the case may be, such Collections as follows:
     (i) first, reserve for payment to the Bank at the next Settlement Date, an amount on account of the Discount equal to the portion of the Discount accrued (calculated prior to the Collections of Purchased Receivables being distributed in accordance with this Section 4.3(b)) to such day for all Settlement Periods, to the extent any part thereof has not been previously paid to the Bank, and the Company agrees to hold such amount in trust for the Bank;
     (ii) second, with respect to any Collections of Purchased Receivables which include any Trade Credit Amounts owing to the Company, reserve for payment to the Company for such corresponding Trade Credit Amounts; and
     (iii) third, reserve for payment to the Bank at the next Settlement Date the amount of any Dilutions which may have accrued or been granted in relation to the relevant Receivables that were not otherwise accounted for in the calculation of Purchase Price and all other amounts which may be owing to the Bank under this Agreement or any other Transaction Document; and
     (iv) fourth, subject to the conditions precedent to each purchase set out in this Agreement, pay to or for the account of the Company, on the Bank’s behalf, the remaining balance of such Collections (“Net Daily Collections”) for the purchase of all right, title and interest of the Company in Replacement Receivables at the price determined in accordance with Section 4.1.
     Notwithstanding the foregoing, the Bank may at any time upon the occurrence and during the continuance of any Termination Event direct the Company to cease, and at all times after the Termination Date, the Company shall cease, paying the Purchase Price for Replacement Receivables title to which has not yet transferred to the Bank pursuant hereto with Net Daily Collections and, in each case, the Company shall remit and hold all Collections (including, without limitation, Collections received relating to Trade Credit Amounts) in the Blocked Accounts until the Final Collection Date all in accordance with and subject to Section 18.4. The Company shall comply in all respects with each such direction. The Company’s interest in any Collections relating to Trade Credit Amounts or that it would otherwise receive as its servicing fee shall at all times following the occurrence of a Termination Event be subordinate to the Bank’s interest in the Collections until the Final Collection Date.
     (c) While the Company is acting in the capacity of Servicer, any amounts in respect of the payment of any Discount or Net Daily Collections shall be deemed to have been paid to the Company and deposited into the Blocked Account immediately upon receipt thereof by the Company.
     (d) Without limiting any other rights of the Bank, the Company may upon five Business Days prior written notice to the Bank request (a “Reduction Request”) that (i) the Aggregate Amount for any particular period(s) be decreased in increments of $5,000,000 so long as the Aggregate Amount as so reduced is no less than the Funded Amount as of the date of such reduction and/or (ii) the purchase of Replacement Receivables from Net Daily Collections be suspended until such time as the then current Funded Amount is reduced to the Agreement Amount stipulated in the Reduction Request. Upon the expiry of such five Business Days, if in the Reduction Request the Company has requested a suspension of the purchase of Replacement Receivables, Net Daily Collections shall not be used to pay for any purchase of any Receivables in respect of which title has not already transferred to the Bank pursuant hereto but shall be retained in the Blocked Account until the Funded Amount is so reduced. Any amount so retained shall be paid to the Bank on each Settlement Date following the date specified in the Reduction Request until the Funded Amount is so reduced.
     (e) The Company agrees to give and grant all conveyances, assignments and transfers, by way of sale of title to and ownership in the Purchased Receivables as may be necessary to give effect to the purchases hereunder. Except as set forth in Section 21, at no time shall the Company have any right, title or interest in or to, or be the owner of, any Purchased Receivable. If any action is required to be taken to effect such conveyances, assignments and transfers, such action shall be taken at the expense of the Company. For the avoidance of doubt, it is hereby confirmed that the sale, assignment and transfer of Purchased Receivables pursuant hereto is intended to be absolute and unconditional and is not intended by the parties to be and should not be construed as a loan or the grant of collateral security for a loan.
     (f) The Bank agrees that at no time shall the Bank have any rights or interest in any Monsanto Receivables and that the Company shall at all times be entitled to any collections deposited into the Blocked Accounts related to Monsanto Receivables; provided, however, that if at any time after the Termination Date, an Approved Debtor does not make a full payment on the Purchased Receivables and the Monsanto Receivables and the Approved Debtor shall have not otherwise stated to which accounts receivable the payment should be applied and the Company has notified the Bank that the Company has not determined pursuant to the terms of this Agreement and the Monsanto Agreement as to which accounts receivable the payment should be applied, the Bank agrees that such payment shall be applied on a pro rata basis to the Purchased Receivables and the Monsanto Receivables of such Approved Debtor.
     Section 4.4. (a) The Company and the Bank shall settle amounts owing as between them hereunder on each Settlement Date.
     (b) The Company shall deliver to the Bank prior to the Closing Date the initial Portfolio Report, in the form of a hard copy or electronically in a manner acceptable to the Bank, as at the last day of the immediately preceding week.
     (c) Thereafter:
     (i) three Business Days prior to each Settlement Date; and
     (ii) within five Business Days following the Termination Date, the Company shall deliver to the Bank, in the form of a hard copy or electronically in a manner acceptable to the Bank, a Portfolio Report as at the following dates (or on the date otherwise agreed between the Company and the Bank):
     (iii) as at the last day of the immediately preceding Settlement Period (in the case of paragraph (i) above);

     (iv) as at the Company’s close of business on the day immediately preceding the Termination Date (in the case of paragraph (ii) above).
     (d) To the extent available from Collections, if, on any Settlement Date, the Outstanding Net Amount of all Purchased Receivables as at the last day of the immediately preceding Settlement Period is less than the Funded Amount as at such day, the Company shall immediately (and in any event by not later than 10:00 a.m. (New York time) on the Business Day immediately following such Settlement Date) pay to the Bank by a deposit in US Dollars to the Bank’s account the amount by which the Funded Amount exceeds the Outstanding Net Amount of all Purchased Receivables as at such Settlement Date.
     (e) If, on any Settlement Date, the Outstanding Net Amount of all Purchased Receivables as at the last day of the immediately preceding Settlement Period is more than the Funded Amount as at such day, the Bank shall, subject to the terms and conditions set forth in this Agreement, pay by deposit to the Company’s operating account the amount by which the Outstanding Net Amount of all Purchased Receivables exceeds the Funded Amount as set forth in the related Purchase Request.
     (f) On each Settlement Date, to the extent available from Collections:
     (i) the Company shall pay to the Bank by deposit to the Bank’s account an amount equal to the portion of all Discount accrued (calculated prior to the Collections of Purchased Receivables being distributed) to such Settlement Date for all Settlement Periods, to the extent any part thereof has not been previously paid;
     (ii) the Company shall pay to the Bank by deposit to the Bank’s account an amount equal to the aggregate amount of all Dilutions granted or accrued during the Settlement Period ended on such Settlement Date that were not otherwise accounted for in the calculation of Purchase Price; and
     (iii) to the extent that the Bank has received any Collections directly, so long as no Termination Event has occurred, the Bank shall pay to the Company by deposit to the Company’s operating account (as designated by the Company) an amount equal to the aggregate amount of all Trade Credit Amounts that the Company is entitled to receive that have been received by the Bank from such Collections.
     (g) At any time following the occurrence and continuation of a Termination Event, the Company shall in any event on demand of the Bank pay to the Bank an amount equal to the amount by which the Funded Amount at any time exceeds the Outstanding Net Amount of all Purchased Receivables at such time. Such difference shall be paid by the Company to the Bank not later than the three Business Days following notice from the Bank to the Company.
     Section 4.5. (a) On the date hereof, title to all currently existing Receivables of the Approved Debtors set forth in the initial Portfolio Report originated by the Company shall, ipso facto, and without any further action on the part of the Company or the Bank transfer to the Bank to the extent necessary so that the Outstanding Net Amount of all Purchased Receivables is

equal to the Funded Amount (such Funded Amount being calculated as if the initial Purchase had been completed).
     (b) On each Business Day following the date hereof, title to all Receivables of the Approved Debtors originated by the Company, and not already transferred to the Bank pursuant hereto, shall, ipso facto, and without any further action on the part of the Company or the Bank, to the extent necessary so that at all times the Outstanding Net Amount of all Purchased Receivables is equal to the Funded Amount. If at any time the sale of all of the Receivables by the Company hereunder is limited by the Agreement Amount and/or the applicable Debtor Sublimit, the Receivables of such Approved Debtor originated by the Company that are otherwise purchased and sold hereunder up to such limitations shall be deemed to be the Receivables of such Approved Debtor with the earliest due date (based upon their net invoice value excluding all accruals for any discounts).
     Section 4.6. (a) The Company will from time to time within 5 days following any request, furnish the Bank with a calculation of the amounts paid or held for or in trust for the Bank by the Company under this Agreement.
     (b) The Company will provide the Bank with such other reports, information, documents, books and records as the Bank may reasonably request and which may be lawfully disclosed or provided to the Bank, including, without limitation, a certificate signed by its officers attesting to: the balance owing on each Purchased Receivable, the maturity date of each Purchased Receivable and the fact that the goods sold and/or services provided under the terms of the relevant Contracts were shipped in accordance with the terms of such Contracts, a copy of the purchase order or sales order and invoices relating to each Purchased Receivable, a copy of the bill of lading and any other shipping document relating to the Purchased Receivable and all billings, statements, correspondence and memoranda directed to the customer in relation to each Purchased Receivable and after the Termination Date, a full accounting of daily Collections received.
     Section 4.7. The Bank is irrevocably authorized by the Company to keep records of all purchases, which records shall be consistent with all information set forth in the Portfolio Reports delivered to the Bank, and evidence the dates and amounts of purchases and the applicable Discount in effect from time to time. Such records shall be presumptive evidence but the failure to record any purchase shall not limit or otherwise affect any obligations of the Company hereunder or the Debtor’s obligations to make payments on the Purchased Receivables when due.
     Section 4.8. The Company will, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all action that may be reasonably necessary and that the Bank may reasonably request, in order to perfect, protect or more fully evidence the Bank’s ownership of the Purchased Receivables, or to enable the Bank to exercise or enforce any of its rights hereunder.
     Section 4.9. By effecting the payment under Section 4.1 and Section 4.2, the Bank shall complete the purchase of all right, title and interest, whether now owned or hereafter acquired and wherever located, in, to and under such Purchased Receivables, without recourse, except as set forth in Sections 5.2, 7.2, 7.4, 8 and 15. By accepting such payment, the Company shall be conclusively deemed to sell, set over, assign, transfer and convey to the Bank and its successors and assigns, without recourse, except as set forth in Sections 5.2, 7.2, 7.4, 8 and 15, all of its right, title and interest in, to and under such Purchased Receivable.
     Section 4.10. Any payment by a Debtor in respect of any indebtedness owed by it to the Company in respect of Purchased Receivables shall, except as otherwise specified by such Debtor or required by the related Contract or law, be applied, first, as a Collection of any Purchased Receivable or Purchased Receivables then outstanding of such Debtor in the order of the age of such Purchased Receivables, starting with the oldest of such Purchased Receivables and, second, to any other indebtedness of such Debtor to the Company in respect of Purchased Receivables. The Company shall direct each Debtor to make all payments in respect of Purchased Receivables to a Blocked Account which shall be a special segregated account under the control of the Bank or its affiliates.
Section 5. Limited Liability.
     Section 5.1. Except as set forth in Sections 5.2, 7.2, 7.4, 8 and 15, the purchase and sale of Purchased Receivables under this Agreement shall be without recourse to the Company. The Company and the Bank intend the transactions hereunder to constitute true sales of Purchased Receivables, providing the Bank with the full risks and benefits of ownership of the Purchased Receivables (such that the Purchased Receivables would not be property of the Company’s estate in the event of its bankruptcy).
     Section 5.2. Deemed Collections/Repurchase Obligation.
          5.2.1 If a Repurchase Event with respect to a Purchased Receivable occurs under clause (ii) of the definition thereof and the related reduction, adjustment, cancellation or setoff relates only to a portion of the Outstanding Amount and not the entire Outstanding Amount, the Company shall be deemed to have received on such day a Collection on such Purchased Receivable in the amount of such reduction, adjustment, cancellation or setoff. All such Collections deemed received by the Company under this Section 5.2.1 shall be remitted by the Company to such account, as directed by the Bank in accordance with Section 6.1. On receipt of all amounts referred to above, the Bank shall (at the cost and expense of the Company) execute such documents as may be necessary to re-assign that portion of the applicable Purchased Receivables which represents the amounts so paid without recourse, representation or warranty (except as to the title thereto by the Bank), to the Company.
          5.2.2 Except as set forth in Section 5.2.1 with respect to partial reductions, adjustments, cancellations or setoffs of any Outstanding Amount, if a Purchased Receivable remains unpaid and a Repurchase Event with respect to such Purchased Receivable has occurred, the Bank may, by written notice, require the Company to pay to the Bank in respect of such Purchased Receivable, as directed by the Bank, an amount equal to the Purchase Price of such

Purchased Receivable (or so much of it as was paid by the Bank to the Company and remains unpaid), less the amount of the unearned portion of the related Discount, if any, if such Purchased Receivable is being repurchased by the Company prior to the due date of such Purchased Receivable as computed pursuant to Section 4.1 hereof and if such Purchased Receivable is being repurchased by the Company after the due date of such Purchased Receivable, together with interest thereon at the interest rate specified in Section 7.6 from the due date to the date of the Company’ payment in full thereof, and any other amounts then payable by the Company hereunder including breakage costs under Section 7.4, whereupon such amount shall become due and payable from the Company to the Bank on the date specified in such notice and shall be paid into an account specified by the Bank. On receipt of all amounts referred to above, the Bank shall (at the cost and expense of the Company) execute such documents as may be necessary to re-assign the applicable Purchased Receivables without recourse, representation or warranty (except as to the title thereto by the Bank), to the applicable account of the Company.
     Section 5.3. True Sale. It is the intention of the parties hereto that such purchase made hereunder shall constitute a sale and assignment of the related Purchased Receivable (and not merely a pledge), which sale and assignment is absolute, irrevocable and without recourse except as set forth in Sections 5.2, 7.2, 7.4, 8 and 15 and shall provide the Bank with the full benefits of ownership of such Purchased Receivable. In the event that, notwithstanding the intent of the parties, such purchase is deemed by a court of competent jurisdiction to constitute a pledge rather than a sale and assignment, the Company does hereby grant to the Bank, in order to secure all the obligations of the Company to the Bank hereunder, a first priority security interest in, to and on, the Purchased Receivables and the products and proceeds thereof including, without limitation, all Collections, all Trade Credit Amounts, all Related Assets and all other monies, instruments, securities, documents, investment property, financial assets and other property related to the Purchased Receivables from time to time on deposit in or credited to the Blocked Accounts or any other accounts and all other such property relating to the Purchased Receivables or any of them.
Section 6. The Company as Servicer and Agent of Bank.
     Section 6.1. Appointment of Servicer. Notwithstanding the sale of Purchased Receivables pursuant to this Agreement, the Company shall continue to be responsible for the servicing and administration of the Purchased Receivables sold by it as agent and trustee for the Bank, all on the terms set out in this Agreement and, subject to the right of the Bank to terminate the Company as servicer, agent and trustee pursuant to this Agreement at any time following the occurrence of a Termination Event, subject to the termination provisions of Section 6.3. In its capacity as servicer, the Company shall:
     (a) direct each Debtor of the Purchased Receivables to make all payments thereon to the Blocked Accounts;
     (b) immediately pay over to the Blocked Accounts any Collections of Purchased Receivables received by the Company which shall be received in trust for the Bank;

     (c) promptly upon becoming aware thereof, to notify the Bank in the event that all or any part of any Purchased Receivable is not paid in full on the Maturity Date thereof;
     (d) comply with the terms and provisions of Section 4 hereof with regard to Collections, actions to be taken at each Settlement Date and the purchase of Replacement Receivables; and
     (e) provide the Bank with a weekly reconciliation and Portfolio Report setting forth the list of Purchased Receivables and reconciling Collections made to the Blocked Accounts pursuant to paragraph (a) above in form and in substance as agreed upon between the Bank and the Company.
     Section 6.2. Effect of Agency. The possession by the Company or its transferee or agent of products or proceeds (including Collections) of any Purchased Receivable shall be deemed to be “possession by the secured party” for purposes of perfecting such security interest pursuant to the UCC or other applicable law. Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of, the Bank or its transferee for the purpose of perfecting such security interest under the UCC as in force in the relevant jurisdiction and other applicable law.
     Section 6.3. Termination of Appointment. The Bank may at any time following the occurrence of a Termination Event, or, immediately if upon the bankruptcy or insolvency of the Company or the Parent (however evidenced), (i) at its discretion give notice to each Debtor and take any lawful action to collect any Purchased Receivable sold from the Company directly from the respective Debtor and (ii) by notice in writing terminate the appointment of the Company as its servicer and agent for the servicing of Purchased Receivables, in which case the Company undertakes to the Bank not to interfere with such servicing or collection of any Purchased Receivable nor attempt to receive, nor itself make collection from the Debtor in respect of such Purchased Receivables. The Company shall have the option to repurchase all, or any portion of, Purchased Receivables sold by it upon any termination of the Company as servicer at the Repurchase Price as set forth in Section 21.1, provided no bankruptcy or insolvency (however evidenced) has occurred with respect to the Company or the Parent. The Company hereby grants and conveys to the Bank an irrevocable power of attorney (coupled with an interest) authorizing and permitting the Bank, at its option, with or without notice to the Company, to do any one of the following: (a) endorsing the name of the Company upon any checks or other Receivables, (b) endorsing the name of the Company on any freight or express bill or bill of lading relating to any Purchased Receivables; (c) taking all action as the Bank deems appropriate, including, without limitation, the execution and filing of financing statements in the name of and on behalf of the Company to perfect any of the security interests granted to the Bank herein. The Company agrees that neither the Bank nor the attorney-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law except to the extent the same constitutes gross negligence or willful misconduct.

     Section 6.4. Company Books and Records. The Company shall maintain its applicable books and records, including but not limited to any computer files and master data processing records, or written records thereof, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that the Company’s right, title and interest in such Receivables have been sold to the Bank. Indication of the Bank’s ownership of Purchased Receivables shall be deleted from or modified on the Company’s records when, and only when, the Purchased Receivables shall have been paid in full or the Bank’s ownership of such Receivables shall have been repurchased by the Company from the Bank.
Section 7. Payments.
     Section 7.1. Place and Time.
          7.1.1. All payments to be made by the Company to the Bank pursuant to this Agreement shall be made on the date such amount is due by not later than 12:00 noon (eastern standard time at the place of payment) to such account as specified by the Bank.
          7.1.2. All payments to be made by the Bank pursuant to this Agreement shall be made on the date such amount is due by not later than 3:00 p.m. (eastern standard time at the place of payment) to the account of the Company notified to the Bank by the Company.
     Section 7.2. Deduction; Withholding; Grossing Up.
          7.2.1. Subject to Section 7.2.2, all sums payable by the Company to the Bank pursuant to or in connection with any Transaction Document shall be paid in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by law.
          7.2.2. If any deduction or withholding is required by law in respect of any payment due from the Company to the Bank pursuant to or in connection with any Transaction Document, the Company shall:
     (a) ensure that the deduction or withholding is made and that it does not exceed the minimum legal requirement;
     (b) pay, or procure the payment of, the full amount deducted or withheld to the relevant taxation or other authority in accordance with the applicable law;
     (c) increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Bank after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the payee would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and
     (d) promptly deliver or procure the delivery to the Bank of receipts evidencing each deduction or withholding which has been made.

     Section 7.3. Payments in Dollars. All payments to be made by the Company and the Debtors in respect of a Purchased Receivable, whether of interest or principal, shall be made in Dollars.
     Section 7.4. Breakage Cost Indemnity. The Company agrees to indemnify the Bank on demand against any loss or expense (including, but not limited to, any loss of the Margin or any other loss or expense sustained or incurred or to be sustained or incurred by the Bank in liquidating or employing deposits acquired or contracted for to effect or maintain its acquisition of Purchased Receivables or any part thereof) which the Bank has sustained or incurred as a consequence of (i) a purchase of Receivables not being made following the delivery of any Purchase Request to the Bank by reason of the non-fulfillment of any of the conditions precedent or otherwise or (ii) a repurchase of Purchased Receivables by the Company prior to the end of the applicable Reset Period.
     Section 7.5. Business Days. Any amounts which but for this Section 7.5 would fall due for payment under this Agreement on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, then such payment shall be due on the preceding Business Day. Interest calculations shall, where necessary, be adjusted accordingly.
     Section 7.6. Default Interest.
          7.6.1. In the event that any amount payable by the Company hereunder or under any of the other Transaction Documents (including, without limitation, payment of Collections not paid to the Bank when received) remains unpaid for five (5) Business Days after the Bank provides notice to the Company that such amounts are past due, the Bank shall charge, and the Company shall pay, interest (“Default Interest”) from time to time on any such unpaid amount due from the Company to the Bank during the period from (and including) the due date thereof to, but excluding the date payment is received by the Bank in full, at a rate equal to the aggregate of (i) the prime commercial rate as from time to time quoted by the Bank, and (ii) 2% per annum.
          7.6.2. Such Default Interest shall be payable ON DEMAND and, if no prior demand is made, on the last Business Day of each calendar month. The Bank is authorized to charge any such amount of Default Interest due to any account of the Company on the books of the Bank or any affiliate thereof and to deduct any such amount from any amount which would otherwise be due from the Bank to the Company from time to time under this Agreement.
Section 8. Changes in Circumstances.
     Section 8.1. Increased Costs.
          8.1.1. The Company, shall, within three Business Days of a demand by the Bank, pay the amount of any Increased Costs incurred by the Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

          8.1.2. In this Agreement “Increased Costs” means (i) a reduction in the rate of return for the Bank from the transactions contemplated in the Transaction Documents or on the Bank’s overall capital; (ii) an additional or increased cost imposed by regulatory or administrative action; or (iii) a reduction of any amount due and payable under any Transaction Document or by the Debtor under the Purchased Receivables, which in each case is incurred or suffered by the Bank to the extent that it is attributable to the Bank having entered into any Transaction Document or funding any purchase of Purchased Receivables or being exposed to any Debtor in respect of Purchased Receivables and/or performing any of its obligations under any Transaction Document.
     Section 8.2. Increased Cost Claims.
          8.2.1. If the Bank intends to make a claim pursuant to Section 8.1 (“Increased Costs”) it shall notify the Company of the event giving rise to such claim and provide a certificate confirming the amount of its Increased Costs.
     Section 8.3. Exceptions.
          8.3.1. Section 8.2 does not apply to the extent any Increased Cost is (i) attributable to a Tax Deduction required by law to be made by the Company, (ii) compensated for by Section 7.2; or (iii) attributable to the willful breach by the Bank of any law or regulation; or (iv) attributable to increased costs as a result of the income tax, franchise tax or similar obligations of the Bank.
     In this Section 8.3 a “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document.
Section 9. Further Assurances.
     Section 9.1. The Company agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Bank may reasonably request in order to perfect, protect or more fully evidence the transactions contemplated hereby, or to enable the Bank to exercise or enforce any of its rights with respect to the Purchased Receivables. Without limiting the generality of the foregoing, upon the request of the Bank, the Company will file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices as required under U.S. or local law, as may be necessary or appropriate to perfect and preserve the interests of the Bank in the Purchased Receivables, free and clear of Adverse Claims.
     Section 9.2. The Company hereby authorizes the Bank or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof and such other instruments or notices as referred to in Section 9.1, relative to all or any of the Purchased Receivables now existing or hereafter arising in the name of the Company.

Section 10. Representations and Warranties.
     Section 10. General Representations and Warranties. The Company hereby makes, and on each purchase date and Settlement Date shall be deemed to make, the following representations and warranties for the benefit of the Bank as of the Closing Date and each subsequent purchase date and Settlement Date with reference to the facts and circumstances then existing (with the understanding that, with respect to any such representation or warranty which relates to any Purchased Receivable, such representations and warranties are deemed to have been made by the Company only as of the date of the purchase of such Purchased Receivable by the Bank):
     (a) It is duly organized and validly existing and registered under the laws of its jurisdiction of organization and has the full right, power and authority to own its property and assets and carry on its business as it is now being conducted, to enter into the Transaction Documents, to perform and observe all of the matters and things provided for therein, including the sale to the Bank of the Purchased Receivables and it has taken all necessary steps to duly authorize the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby.
     (b) This Agreement and each other Transaction Document has been duly authorized by the Company and executed and delivered by the proper officer(s) of the Company and constitute or, as the case may be, will, when made, constitute its legal, valid and binding obligations enforceable in accordance with its terms.
     (c) The Company is the legal and beneficial owner of each Purchased Receivable sold by it and, on the date of the sale of the Purchased Receivables to the Bank, the Purchased Receivables shall be transferred to the Bank free and clear as of the date of such sale, of any Adverse Claim.
     (d) Each Purchased Receivable is generated from a sale to an Approved Debtor and shall be freely assignable and shall constitute amounts due and payable by the Debtor on the relevant Maturity Date (which shall not exceed 90 days from the earliest of (i) the date of sale or (ii) dispatch of the goods by the Company) and each Contract, Purchased Receivable and Invoice complies in all material respects with all applicable laws and regulations.
     (e) The making and performance of this Agreement and each Transaction Document and the transactions contemplated hereby will not (as to the best of the Company’s knowledge as to (i)) violate any provision of (i) any law, regulation, order or decree of any governmental authority, agency or court or (ii) its organizational documents or (iii) any agreement, mortgage, indenture or other agreement to which it is a party or affecting the Company or any of its assets or properties nor will such making and performance with or without the passage of time or the giving of notice or other conditions, constitute an event of default or termination event (howsoever described) under any of the foregoing or result in the creation, imposition or enforceability of any Encumbrance over any of its assets, except in favor of the Bank.

     (f) Each Invoice as issued in respect of each Purchased Receivable sold by it was properly issued in accordance with the Contract and evidences that the amount specified in such invoice will be due and payable to the Company in Dollars on and as of the Purchase Date without the need for any other action, delivery of goods or performance of services by the Company with respect to the Outstanding Amount set forth in such Invoice.
     (g) Each Contract and Receivable was originated in the ordinary course of the Company’s business and in accordance with the Company’s credit and collection policy.
     (h) The Company has performed all of its material obligations under the Contract relating to Purchased Receivables and in particular and without limitation it has delivered all goods and services to the country of the Debtor as are due and required under such Contract with respect to the face amount set forth in such Invoice.
     (i) The obligations of the Debtor in respect of each Purchased Receivable have not, as of the date of the Bank’s purchase thereof, been prepaid in whole or in part.
     (j) As of the date the sale of such Receivable to the Bank, the goods supplied under the Contract giving rise thereto are not subject to any retention of title or equivalent clauses exercisable by the Company or, to the Company’s knowledge, any third parties, which may adversely affect the interests of the Bank and at the time of sale by the Company to the Bank, no Purchased Receivable is subject to a volume or other discount (except to the extent that the amount of any Trade Credit Amount has already been taken into account in determining the Funded Amount of the Purchased Receivable as set forth in the Portfolio Report) or subject to any claim by, or dispute with, the Debtor.
     (k) As of the date the sale of such Receivable to the Bank, each applicable Contract giving rise thereto is in full force and effect as of such date, and the Company is not in breach thereof or in default thereunder in a manner that would result in the Debtor being entitled to exercise any set off rights or counterclaim or to withhold, extend or delay payment on any Purchased Receivable; and, as of such date, there are no disputes, offsets, counterclaims or defenses of the Debtor known to the Company with respect to any Purchased Receivable (if any Purchased Receivable is more than 60 days past due, other than as a result of a Debtor’s Financial Inability to Pay, it shall be presumed that the Debtor has asserted a contractual claim or dispute).
     (l) Under the laws of or applicable to the jurisdiction of its organization in force as at the date hereof, the claims of the Bank against the Company in relation to each Purchased Receivable will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.
     (m) Under the laws of or applicable to the jurisdiction of organization in force as at the date hereof, the Company will not be required to make any deduction or withholding from any payment it makes to the Bank in respect of any Purchased

Receivable or the Contract giving rise thereto, and the Company has all consents and licenses necessary to perform its obligations thereunder.
     (n) As of the date the sale of such Receivable to the Bank, neither the Company nor, to the actual knowledge of the Company, any Approved Debtor, is insolvent nor has any insolvency or bankruptcy event occurred with respect to the Company or such Debtor, nor is the Debtor past due under any payment obligation to the Company with respect to any related Purchased Receivable nor has the Debtor rescheduled or extended the due date of any such Purchased Receivable.
     (o) The Company has indicated, or will indicate as of the date of such sale, on its books and records, as appropriate, that the Purchased Receivables have been sold by the Company to the Bank (or its successors and assigns).
     (p) The transactions contemplated by this Agreement are being consummated by the Company in order to raise capital to carry out the Company’s ordinary business, with no contemplation of being or becoming insolvent and with no intent to hinder, delay or defraud any of its present or future creditors. By virtue of the Company’s right to receive any payment of the Purchase Price for each Purchased Receivable as provided in Section 4 hereof, the Company has received reasonably equivalent value for the Purchased Receivables sold by it.
     (q) On the date of the sale of each Purchased Receivable by the Bank, the Bank shall acquire a valid ownership interest or a first perfected security interest in each Purchased Receivable free and clear of any Adverse Claim; and, upon transfer of ownership of such Purchased Receivable from the Company to the Bank, no financing statement or other similar instrument or other filing or recordation covering any such Purchased Receivable or any interest therein, is on file in any recording office except such as may be filed pursuant to this Agreement or except as to which a release or disclaimer in form satisfactory to the Bank has been provided, or as to which the Bank has consented.
     (r) The Company’s jurisdiction of organization and “location” for purposes of the UCC, or other relevant local law, is the State of Ohio (or at such other location, notified to the Bank in accordance with Section 11.1(n)), in a jurisdiction where all actions required by Section 9.1 have been completed). Except as described in Schedule 3, (i) the Company has no trade names, fictitious names, assumed names or “doing business as” names and (ii) the Company has not changed its jurisdiction of organization or location or its name, identity or corporate structure within the four months prior to the date of this Agreement. The Company’s federal taxpayer identification number or other registration number is as set forth in Schedule 3.
     (s) All information provided by the Company to the Bank with respect to the Purchased Receivables (including without limitation relating to the applicable Debtor’s past payment history and commercial relationship with such Debtor) is true and accurate in all material respects and nothing has been given or withheld that would result in the information provided being untrue or misleading in any material respect.

     (t) The representations made or deemed to be made by the Company in each Transaction Document are and remain correct in all material respects as of the date made.
     (u) With respect to the Company’s obligations hereunder, no consent, license, authorization, registration, legalization, notification to, declaration with, approval or permit of, any governmental authority, agency or instrumentality (including any central banking or other monetary authority) is required by the Company in connection with its execution, delivery and performance, and the validity or enforceability of the Company’s obligations under the Transaction Documents, the Company’s sale of the Purchased Receivables, or the transactions contemplated thereby.
     (v) The sale of the Purchased Receivables by the Company to the Bank under the Transaction Documents would, under the law applicable to the Company as of the date of the sale thereof, constitute a true sale or other absolute transfer of the Purchased Receivables by the Company (except to the extent set forth in Section 21) to the Bank and upon each purchase by the Bank, the Bank shall acquire a legally valid ownership interest or a first perfected security interest in each Purchased Receivable, free and clear of any lien, claim or other encumbrance without any need on the part of the Company or the Bank to (i) except as may be required under the applicable Contracts, notify the account debtors on the Purchased Receivables or (ii) except as may be required under applicable disclosure requirements, file, register or record the Transaction Documents or the sale of the Purchased Receivables under the laws applicable to the Company.
     (w) The obligation of the Company to remit payments received from the Debtors on the Purchased Receivables in U.S. dollars to the Bank in the United States, either directly or through the Blocked Accounts as designated by the Bank is legally valid under the laws applicable to the Company and no foreign exchange registrations or approvals are necessary to effectuate such U.S. dollar payments.
Section 11. Covenants.
     Section 11. General Covenants. The Company hereby agrees, at all times prior to the Final Collection Date:
     (a) to duly perform all its obligations under the relevant Contract in respect of each Purchased Receivable, so that each such Receivable remains a legal, valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, to inform the Bank of any material breach or default by the Company or the Debtor, within five Business Days after it becomes aware of any such breach or default and to take all measures necessary and consistent with the terms of the Contract to minimize or prevent any loss which may be incurred by the Bank in the event of nonperformance of the Contract or nonpayment of an invoice by the Company or the Debtor arising out of a dispute between the Company and the Debtor thereunder;
     (b) after the date of the Company’s sale of the related Purchased Receivable, not to amend any applicable Contract related thereto in any manner or have any dealing or other arrangement with the Debtor that, as between the Company and the Debtor, is intended to, or will, affect the collectibility of the Purchased Receivable or the Outstanding Amount or the due date for payment of any Purchased Receivable, cancel or terminate such Contract and not to, or purport to, terminate, revoke or vary any term or condition of or extend the Maturity Date by more than 30 days (so long as in no event shall the Maturity Date be extended beyond 90 days from the date of purchase of such Purchased Receivable) of any Purchased Receivable without the prior consent in writing of the Bank, if the same could adversely affect the financial value or economic return to the Bank in respect of the Purchased Receivable;
     (c) not to create or suffer to exist any Adverse Claim over all or any of the Company’s rights, title and interest in and to any Purchased Receivable or the Contract in respect of such Purchased Receivable or any lock-box or other account to which any Collections of any Purchased Receivables are sent (unless otherwise agreed to by the Bank) and not to, or purport to, assign, transfer or otherwise deal with any of its rights in respect of any such Contract or any Purchased Receivable other than in favor of the Bank, and Company shall provide the Bank with a release or disclaimer of any Adverse Claim purportedly created by any other Person over any Purchased Receivable;
     (d) to ensure that it has shipped all goods in respect of each Purchased Receivable in conformity with all applicable laws and regulations (including without limitation import and export laws and regulations);
     (e) to keep and maintain proper accounts and Sales Records and Invoices in connection with each Purchased Receivable in an up to date form (including details of each Invoice specified in the Portfolio Report) and ensure that they are retained in suitable storage and that they indicate:
     (i) which Receivables are Purchased Receivables;
     (ii) details of all Purchased Receivables which are specified in the Portfolio Reports; and
     (iii) that such Purchased Receivables have been sold to the Bank, and to provide the Bank with a quarterly report regarding a receivables aging, delinquency, write-offs, Receivables rolled forward and dilution report in the form attached as Appendix I as to the Purchased Receivables showing a loss to liquidation ratio (monthly write-offs over collections), delinquency ratio (Receivables more than 90 days past due over closing Receivables balance) and dilution ratio (monthly credit memos over sales) within 5 days of the close of each month in a form satisfactory to the Bank, or as may otherwise be approved by the Bank;
     (f) to devote and assure that there is devoted to the servicing of Purchased Receivables at least the same amount of time and attention and that there is exercised at least the same level of skill, care and diligence in their servicing, as if it were servicing those receivables legally and beneficially owned by it;

     (g) to comply with any reasonable directions, orders and instructions (including any procedures for the administration and commencement and continuation of legal or other proceedings against the Debtor to enforce payment of Purchased Receivables) given by the Bank and to take such action on the Bank’s behalf as the Bank may request to procure the ordinary course collection of such accounts as directed by the Bank;
     (h) to use all reasonable efforts to recover and enforce payment of any or all Purchased Receivables and provide such reasonably requested information as to assist the Bank to recover and enforce payment of any or all Purchased Receivables (including at the request of the Bank joining in and being a party to any legal or other action which the Bank has taken or wishes to take against the Debtor with the Bank being entitled to full control of such action);
     (i) to take such action as may reasonably be required by applicable law to perfect a full legal assignment to the Bank of such Purchased Receivable, such that, among other things, the Bank shall be entitled to receive or take action to recover all Purchased Receivables outstanding from the Debtor without the Company being required to join in, being a party to or taking in its own name legal action against the Debtor;
     (j) upon the reasonable request of the Bank, to mark its accounting records evidencing or relating to the Purchased Receivables with a legend evidencing that the Purchased Receivables have been sold in accordance with this Agreement;
     (k) to provide information and reports as reasonably requested by the Bank reasonably related to the transactions contemplated by this Agreement, of which information and reports shall be complete and accurate in all material respects, including without limitation, annual audited financial statements for the Company and its consolidated subsidiaries within 120 days after the end of each fiscal year or as soon as available if earlier and unaudited financial statements for the Company and its consolidated subsidiaries within 60 days after the end of each fiscal quarter or as soon as available if earlier;
     (l) (i) at any time during regular business hours and upon reasonable prior notice, to permit the Bank or any of its agents or representatives, (A) to examine and make copies of and abstracts from the Company’s records relating to Purchased Receivables, including the Contracts and Sales Records, and (B) to visit the offices and properties of the Company for the purpose of examining such records and to discuss matters relating to Purchased Receivables or the Company’ performance hereunder with any of the officers or employees of the Company having knowledge of such matters; and (ii) without limiting the provisions of clause (i), from time to time on request of the Bank, permit certified public accountants or other auditors acceptable to the Bank to conduct, at the Company’s expense, a review of the Company’s books and records; provided that such examinations, visits and reviews by the Bank or accountants shall occur no more than once a year during any period of time that there is no default by the Company of its obligations hereunder; and

     (m) to keep its jurisdiction of organization and chief executive office at the location referred to in Schedule 3 or, upon 30 days’ prior written notice to the Bank, at such other location in a jurisdiction where all action required by Section 9.1 shall have been completed; and not change its name except upon like notice and after all action required by Section 9.1 shall have been completed.
Section 12. Partial Invalidity
     If at any time any provision of the Transaction Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired nor shall the legality, validity or enforceability of such provisions under the law of any other jurisdiction be in any way affected or impaired thereby and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.
Section 13. No Bank Liability for Contract
     The Company hereby acknowledges and agrees that the Bank shall not be in any way responsible for the performance of any Contract and the Bank shall not have any obligation to intervene in any dispute arising out of the performance of any Contract. Any claim which the Company may have against any Debtor or any other party, including any successors or assignees, and/or the failure of the Debtor to fulfill its respective obligations under each Contract shall not affect the obligations of the Company to perform its obligations and make payments under this Agreement and shall not be used as a defense or as set-off, counterclaim or cross-complaint as against the performance or payment of any of its obligations.
Section 14. Notices, Addresses, Language
     Section 14.1 Notices, Addresses. (a) All notices, requests and demands given or made under the Transaction Documents shall be given or made in writing and unless otherwise stated shall be made by telefax or letter using the address as specified below or such other address as the party may designate to the other party:

To the Company	The Scotts Company LLC
or the Parent:
Attention:	Treasurer
Street Address:	14111 Scottslawn Road
Marysville, Ohio 43041
Facsimile:	937-578-5754

To the Bank:	Bank of America, N.A.
Attention:	Michael Delaney
Street Address:	231 South LaSalle Street, 10th Floor
Chicago, Illinois 60604
Facsimile:	415-503-5114

With a Copy to:	Bank of America, N.A.
Attention:	Florette Lauer
Street Address:	1000 W. Temple Street
Los Angeles, CA 90012
Facsimile:	213-580-8362
     (b) All notices, requests and demands shall be deemed to have been duly given or made when dispatched by telefax when the confirmation showing the completed transmission received or, if mailed via a reputable international courier, when it has been left at the relevant address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above.
     (c) The Company and the Bank shall promptly inform each other of any changes in their respective addresses or facsimile numbers specified hereabove.
     Section 14.2. English Language. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English (certified by an officer of the person making or delivering the same) as being a true and accurate translation thereof.
Section 15. Fees, Costs and Indemnity.
     Section 15.1. Fees. (a) The Company shall also pay to the Bank on the date of each purchase hereunder an administrative fee equal to 0.05% per annum (computed on the basis of a year of 360-days and actual days elapsed) on the Outstanding Amount of the Purchased Receivables.
     (b) The Company shall also pay to the Bank a fee equal to 0.125% per annum (computed on the basis of a year of 360 days and actual days elapsed) on the amount by which the daily average of the Agreement Amount exceeds the daily average of the Funded Amount, such fee to be payable annually in arrears on each April 10 (commencing April 10, 2009) and on the Termination Date, provided, however, that if the annual average daily Funded Amount during the preceding period shall be 75% or more of the average daily Agreement Amount, such fee shall be waived by the Bank as to such period.
     (c) The Company shall also pay to the Bank on the Termination Date a termination fee if the Termination Date occurs prior to April 8, 2009, as a result of the Company exercising its voluntary right to terminate by designating a Termination Date hereunder in an amount equal to the lesser of (i) $120,000 and (ii) 0.125% times the daily average Agreement Amount for the period from the Termination Date through April 8, 2009.
     Section 15.2. Costs and Expenses. All costs, charges and expenses, including reasonable fees and expenses of legal counsel, audit and due diligence expenses, in relation to the preparation, execution and enforcement of the Transaction Documents and each Purchased Receivable by the Bank shall be paid by the Company to the Bank on demand on a full indemnity basis whether or not any Receivables are purchased hereunder.
     Section 15.3. Duties and Taxes. All stamp, documentary, registration or other like Taxes (excluding taxes upon or measured by the net income of the Bank), including withholding taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Transaction Document or any other document executed pursuant hereto or thereto shall be paid by the Company, it being understood and agreed that the Bank shall be entitled but not obliged to pay any such Taxes (whether or not they are its primary responsibility), and the Company, jointly and severally, shall on demand indemnify the Bank against those Taxes and against any costs and expenses so incurred by it in discharging them.
     Section 15.4. Indemnity. The Company agrees to indemnify, defend and save harmless the Bank (including each of its branches, affiliates, officers, directors, employees or other agents, the “Indemnified Party”), other than for such Indemnified Party’s own gross negligence or wilful misconduct, forthwith on demand, from and against any and all related losses, claims, damages, liabilities, costs and expenses (including, without limitation, all attorneys’ fees and expenses, expenses incurred by their respective credit recovery groups (or any successors thereto) and expenses of settlement, litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person (including, without limitation, any Debtor or any other person whether on its own behalf or derivatively on behalf of the Company) arising from or incurred in connection with any of the following events:
     (i) the failure to vest in the Bank a first priority perfected ownership interest or security interest in each Purchased Receivable, free and clear of any Adverse Claim;
     (ii) the commingling by the Company of Collections of Purchased Receivables at any time with other funds of the Company or other Person, provided that the Bank hereby acknowledges the lien on the Collections deposited in the Blocked Accounts of Receivables not sold under this Agreement of JPMorgan Chase Bank, N.A., as Administration Agent under the terms of the Credit Agreement, or the failure of the Company to direct any Debtor to make payment on Purchased Receivables to the Blocked Account;
     (iii) any representation or warranty made by the Company pursuant to this Agreement is inaccurate, incorrect or untrue in any material respect;

     (iv) any failure of the Company to perform any of its duties or obligations hereunder; or the violation of any applicable law, rule or regulation with respect to any Purchased Receivable or the related Contract;
     (v) for failure to promptly execute when reasonably requested to do so by the Bank, of any document or instrument confirming the sale to the Bank under applicable law with respect to the Purchased Receivables;
     (vi) (1) any claim or dispute resulting from the sale of the merchandise or services related to any Purchased Receivable or the furnishing or failure to furnish such merchandise or services including, without limitation, any discount (other than a discount already taken into account in determining the Purchase Price of a Purchased Receivable as set forth in a Portfolio Report), (2) any adjustment, offset, withholding tax, deduction, counterclaim, warranty issue or refusal of an Approved Debtor to pay not arising from the Financial Inability to Pay of such Debtor; or (3) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Purchased Receivable (if any Receivable is more than 60 days past due, other than as a result of the Financial Inability to Pay of the Debtor, it shall be presumed that such Debtor has asserted a contractual claim or dispute);
     (vii) any tax or governmental fee or charge (but not including taxes upon or measured by net income of the Bank), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of any act or omission by the Company with respect to the purchase or ownership of any Purchased Receivable or in any goods which secure any Purchased Receivable;
     (viii) any investigation, litigation or proceeding related to any act or omission by the Company with respect to this Agreement or the transactions contemplated hereby except to the extent that such investigation, litigation or proceeding arises due to the Bank’s gross negligence or willful misconduct;
     (ix) any material defect in authenticity or any material discrepancy between the records at the Company in respect of the Purchased Receivables or the documents issued by the Company supporting the Purchased Receivables and the information provided to the Bank by the Company or any failure by the Company to provide the Bank with information regarding the Purchased Receivables;
     (x) any claim or dispute arising out of or in connection with the Monsanto Agreement; and
     (xi) any and all reasonable out-of-pocket costs and expenses, including reasonable legal fees and court costs, incurred by the Bank in enforcing the obligations of the Company under this Agreement and the other Transaction Documents;

provided that nothing in this Section 15.4 shall be deemed to provide indemnity to the Bank for credit losses resulting from the Financial Inability to Pay of any Debtor.
Section 16. Calculations and Certificate.
     Section 16.1. Accounts. Absent manifest error in any litigation or arbitration proceedings arising out of or in connection with a Transaction Document or a Purchased Receivable, the entries made in the accounts maintained by the Bank are presumptive evidence of the matters to which they relate.
     Section 16.2. Certificates and Determinations. Any certification or determination by the Bank of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
Section 17. Set-Off.
     The Company hereby authorizes the Bank to apply any credit balance (in whatever currency denominated) on any account of the Company with the Bank or any affiliate of the Bank in satisfaction of any sum due and payable by the Company pursuant to the terms of this Agreement. For this purpose the Bank is authorized to purchase at its spot rate of exchange with the moneys standing to the credit of any such account Dollars or such other currencies as may be necessary to effect such application.
Section 18. Termination.
     Section 18.1. The following events or occurrences shall constitute Termination Events:
          (a) the Company or the Parent shall fail to pay, within five (5) calendar days of the date when due, any amount greater than $100,000 under this Agreement, including, without limitation, amounts payable by the Company in its capacity as servicer or under the indemnity for breaches of any warranties or covenants contained in this Agreement;
          (b) the Company or the Parent is in default (i) beyond the period of grace, if any, in the payment of any indebtedness exceeding $25,000,000, or (ii) under any agreement or instrument relating to any such indebtedness the result of which would allow the holder thereof to accelerate the payment of such indebtedness prior to its stated maturity;
          (c) the Company or the Parent (i) shall generally fail to pay its debts as they become due, (ii) has commenced against it any bankruptcy or insolvency proceeding which is not dismissed within 60 days or commences any bankruptcy or insolvency proceeding, (iii) has any receiver, trustee, liquidator or other similar person appointed for itself or a substantial portion of its property or (iv) takes any action to effectuate or authorize any of the foregoing;

          (d) any Adverse Claim shall occur as to any of the Purchased Receivables or proceeds thereof, which results in Collections thereof being reduced by an amount in excess of 10% of the Funded Amount thereof;
          (e) (i) the Company or Parent, as applicable, breaches any covenant set forth in Section 4, 5.2, 6.1, 9.1, 15.4 or 22(a) of this Agreement and such breach shall continue for fifteen (15) calendar days after a responsible officer of the Company has knowledge thereof, (ii) the Company breaches any covenant set forth in Section 11(c), (g), (i), (k), (l), or (m) of this Agreement and such breach shall continue for thirty (30) calendar days after a responsible officer of the Company has knowledge thereof or (iii) the Company breaches any covenant set forth in Section 11(h) of this Agreement or any similar covenant which requires, or upon the request of the Bank would require, the Company to file or join in any lawsuit against, or take any other legal action against, any Approved Debtor and such breach shall continue for thirty (30) calendar days after a responsible officer of the Company has knowledge thereof;
          (f) the failure of the Company and the Bank to mutually agree to a more frequent Settlement Period within five (5) calendar days of the Company’s receipt of written request from the Bank;
          (g) the failure by the Parent to own 100% of the outstanding equity interests of the Company;
          (h) default in the due observance or performance by the Parent of the covenant set forth in Section 22(b) of this Agreement;
          (i) the issuance by Moody’s or S&P of three or more Downgrades of its rating of an Approved Debtor (other than Home Depot, Inc.) or the suspension or withdrawal of its rating of such Approved Debtor or the issuance by Moody’s or S&P of two or more Downgrades of its rating of Home Depot, Inc. or the suspension or withdrawal of such rating;
          (j) an Approved Debtor is in default due to a Financial Inability to Pay of an amount equal to or greater than $3,000,000 with respect to its payment of any prior Purchased Receivables; and
          (k) the final termination of any blocked account agreement relating to a Blocked Account without the Bank’s prior written consent.
     Section 18.2. Upon the occurrence of any Termination Event, the Bank may immediately terminate its agreement to purchase additional Receivables and the authority of the Company to purchase Replacement Receivables. Notwithstanding any other provision hereof, this Agreement shall continue in full force and effect with respect to Purchased Receivables already purchased and all other rights, benefits and entitlements of the Bank expressed or implied to continue after such termination until the Final Collection Date.

     Section 18.3. Upon the termination of this Agreement, the Bank will have, in addition to its rights and remedies hereunder and under the other Transaction Documents, all other rights and remedies under applicable laws and otherwise, which rights and remedies will be cumulative.
     Section 18.4. Without limiting the rights of the Bank, on the Termination Date, and on each day thereafter, the Company, subject to the terms and conditions of this Agreement, will hold or deposit in trust in the Blocked Accounts, for the benefit of the Bank, the Collections of Purchased Receivables received by the Company on each such day and the Bank may withdraw all such amounts from the Blocked Account upon giving the notice required under the relevant Blocked Account Agreement. After the Bank has delivered any notice of termination under Section 18.1, Company shall not exercise any right of set-off or compensation with respect to any sum owing to the Bank.
     Section 18.5. On the Termination Date, and at all times thereafter, all Purchased Receivables described in Section 4.5(b), inclusive of those Purchased Receivables which are identified as Purchased Receivables in the Portfolio Report to be delivered by the Company to the Bank as of the Company’s close of business on the day immediately preceding the Termination Date shall, subject to verification and approval by the Bank and this Section 18.5, be the Total Purchased Receivables (the “Total Purchased Receivables”) for all purposes of this Agreement.
          If, on and at any time after the Termination Date and after the identification of the Total Purchased Receivables, the Bank or the Company determines that, as of the Termination Date, the Outstanding Net Amount of the Total Purchased Receivables is or was less than the Funded Amount at such time, the Company shall immediately pay to the Bank by a deposit to Bank’s account the amount by which the Funded Amount exceeds the Outstanding Net Amount of the Total Purchased Receivables as at the Termination Date.
          If the Company fails to pay such amount, the list of the Total Purchased Receivables shall be amended to include such amount of additional Receivables from the Approved Debtors as is necessary to make the Outstanding Net Amount of the Total Purchased Receivables equal to the Funded Amount as at the Termination Date.
     Section 18.6. Notwithstanding anything contained in this Agreement to the contrary, upon the occurrence of a Termination Event under 18.1(i) or (j) with respect to a particular Approved Debtor, the Bank’s agreement hereunder to purchase additional Receivables and the authority of the Company to purchase Replacement Receivables hereunder shall not terminate pursuant to the terms of Section 18.2 with respect to the other Approved Debtors.
Section 19. Miscellaneous
     Section 19.1. Assignments and Transfers. (a) The Bank may at any time assign, transfer or participate (including by way of novation) any of its rights and obligations under the Transaction Documents to another bank or financial institution; provided that the Bank shall notify the Company in writing at least fifteen days prior to such assignment, transfer or participation and obtain the Company’s written consent thereto (so long as no Termination Event has occurred and is continuing and has not otherwise been waived or cured), which consent shall not be unreasonably withheld or delayed, and, if the Company so elects, the Company shall have fifteen days from the date of such notice to repurchase any outstanding Purchased Receivables from the Bank at the Purchase Price as set forth in Section 21.1 with respect to any amounts outstanding from each Debtor in relation to each Purchased Receivable, plus any other amounts outstanding from the Company to the Bank under this Agreement, including breakage costs under Section 7.4. Any sub-participation by the Bank, each Approved Participant or any other participant shall be subject to the notice and consent requirements set forth in the prior sentence, and the other provisions of this Section 19.1, including the last sentence hereof. The Company agrees that each participant shall be entitled to the benefit of Sections 7.2, 7.4 and 8 to the same extent as if it were the Bank hereunder; provided, however, that a participant shall not be entitled to receive any greater payment under such Sections than the Bank would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent. Notwithstanding anything contained herein to the contrary, the Company hereby consents to the Bank’s participation of its rights and obligations under the Transaction Documents to the Approved Participants pursuant to the terms of the Participation Agreement dated as of the date hereof (the “Participation Agreement”) between the Bank and the Approved Participants. The Bank agrees that it shall not (i) assign, transfer or participate any of its rights or obligations hereunder after the date hereof in any manner that allows any such assignee, transferee or participant to directly enforce any rights or remedies of the Bank hereunder against the Company or the Parent, or (ii) permit or agree to any amendments or modifications to the Participation Agreement which change any of the voting rights and percentages in Section 11 thereof.
          (b) The Company may not assign or otherwise transfer its rights, benefits or obligations or any of them under the Transaction Documents.
          (c) Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of each party hereto and its successors and assigns.
     Section 19.2. Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
     Section 19.3. Accounting Treatment. The Company agrees and acknowledges that it is a sophisticated party in relation to this Agreement and that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to this Agreement. It is agreed that the Company has not relied on any representation of the Bank in this regard.
     Section 19.4. Third Party Rights. Other than as approved in this Agreement, no person not a party to this Agreement shall be deemed a third party beneficiary hereof.

     Section 19.5. Counterparts. Each Transaction Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.
     Section 19.6. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto in relation to the Agreement and supersedes all previous proposals, agreements and other written and oral communications in relation thereto.
     Section 19.7. Exclusion of Liability. In no event shall the Bank be liable for any loss of profits, business, data or information or for any remote, incidental, indirect, special or consequential damages.
     Section 19.8. Continuing Obligations. The Company shall remain liable to perform all obligations assumed by it under each Contract, and the Bank shall be under no obligation of any kind whatsoever thereunder or be under any liability whatsoever in the event of any failure by the Company to perform its obligations thereunder.
     Section 19.9. USA Patriot Act. The Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.
Section 20. Governing Law
     Section 20.1. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof (other than Section 5-1401 of the New York General Obligations Law).
     Section 20.2. Any litigation based hereon, or arising out of, under or in connection with this Agreement, may be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided that any suit seeking enforcement against any receivables or other property may be brought, at the Bank’s option, in the courts of any jurisdiction where such receivables or other property may be found. The Company and the Parent hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. The Company and the Parent further irrevocably consent to the service of process by registered mail, postage prepaid, to the address specified in Section 14.1 of this Agreement (or such other address as they shall have specified in writing to the Bank as their address for notices hereunder) or by personal service within or without the State of New York. The Company, the Parent and the Bank expressly and irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.
     Section 20.3. The Company, the Parent and the Bank hereby waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or any application, instrument, document, amendment or agreement delivered or which may in the future be delivered in connection herewith or arising from any banking relationship existing in connection with this Agreement, and agree that any such action or proceeding shall be tried before a court and not before a jury.
Section 21. Optional Repurchase
     Section 21.1. In the event that (i) the Bank gives notice to the Company of its intention to replace the Company as servicer and agent, (ii) the Bank informs the Company that it will not purchase any other Receivables due to a Termination Event, (iii) a Purchased Receivable is past due, or (iv) any bankruptcy or insolvency (however evidenced) of the Company or the Parent shall occur, the Company may, at its option, repurchase all of the outstanding Purchased Receivables from the Bank for an amount equal to the Purchase Price of such Purchased Receivables (or so much of it as was paid by the Bank to the Company and remains unpaid), less the amount of the unearned portion of the related Discount, if any, if such Purchased Receivable is being repurchased by the Company prior to the due date of such Purchased Receivable as computed pursuant to Section 4.1 hereof and if such Purchased Receivable is being repurchased by the Company after the due date of such Purchased Receivable, together with interest thereon at the interest rate specified in Section 7.6 from the due date to the date of the Company’s payment in full thereof, and any other amounts then payable by the Company hereunder, including, breakage costs under Section 7.4, whereupon such amount shall become due and payable from the Company to the Bank on the date specified in such notice and shall be paid into such account specified by the Bank.
     Section 21.2. In addition to the foregoing, the Company shall have the right at any time before or after a Termination Event, at its option, to repurchase all or a portion of the outstanding Purchased Receivables from the Bank for an amount equal to the Purchase Price of such Purchased Receivables (or so much of it as was paid by the Bank to the Company and remains unpaid), less the amount of the unearned portion of the related Discount, if any, if such Purchased Receivable is being repurchased by the Company prior to the due date of such Purchased Receivable as computed pursuant to Section 4.1 hereof and if such Purchased Receivable is being repurchased by the Company after the due date of such Purchased Receivable, together with interest thereon at the interest rate specified in Section 7.6 from the due date to the date of the Company’s payment in full thereof, and any other amounts then payable by the Company hereunder, including, breakage costs under Section 7.4, whereupon such amount shall become due and payable from the Company to the Bank on the date specified in such notice and shall be paid into such account specified by the Bank.

Section 22. Guaranty; Parent Covenant.
          (a) Parent is the owner of the Company. Parent hereby unconditionally and irrevocably guarantees to the Bank the due and punctual payment, performance and observance by the Company of all of the terms, covenants, conditions, agreements, representations, warranties, indemnities and undertakings on the part of the Company to be performed or observed under this Agreement, including, without limitation, the punctual payment when due of all obligations of the Company now or hereafter existing under this Agreement, whether for indemnification payments, fees, expenses, repurchase obligations or otherwise (all of the foregoing being collectively referred to as the “Obligations”). In the event that the Company shall fail in any manner whatsoever to perform or observe any of the Obligations when the same shall be required to be performed or observed under this Agreement (subject to any applicable cure periods), then upon the written demand of the Bank, Parent shall perform, cause to be performed or make payment to allow such Obligations to be performed.
          Parent further agrees that nothing contained herein shall prevent the Bank from foreclosing on its security interest in or lien on any asset, if any, or from exercising any other rights available to it under this Agreement or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of Parent’s obligations hereunder; it being the purpose and intent of Parent that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither Parent’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed, released or limited in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Company or by reason of the bankruptcy or insolvency of the Company. Parent waives any and all notices of the creation, renewal, extension or accrual of or increase in any of the Obligations and notice of or proof of reliance by Bank upon this Section 22(a) or acceptance of this Section 22(a). This Agreement shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 22(a). All dealings between the Company and Parent, on the one hand, and the Bank, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 22(a).
          Parent hereby waives any and all presentments, demands, notices, and protests against Parent, and any requirement that the Bank commence or exhaust any remedies against the Company or any collateral securing the Obligations. Parent’s liability hereunder shall be unconditional irrespective of (i) any lack of enforceability of the Obligations, (ii) any law, regulation rights with respect thereto, and (iii) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Company or Parent. This guarantee is a guarantee of payment and performance and not of collection and shall remain in full force and effect until payment in full of the Obligations. The Obligations of Parent under this Section 22(a) does rank and will rank pari passu in priority of payment with all other unsecured and unsubordinated obligations for borrowed money of Parent.
          All payments under this Section 22(a) by Parent shall be made by Parent on the date when due and shall be made in lawful currency of the United States of America and in immediately available and freely transferable funds at the payment office of the Bank in the United States of America as from time to time specified in writing by the Bank.
          (b) From and after the date hereof and so long as this Agreement is in effect, except to the extent compliance in any case or cases is waived in writing by the Bank, the Parent agrees that it will, for the benefit of the Bank, comply with, abide by, and be restricted by all the agreements, covenants, obligations and undertakings of the Parent contained in the provisions of Section 6.10 of the Credit Agreement, inclusive, regardless of whether any indebtedness is now or hereafter remains outstanding thereunder, or the Credit Agreement shall have terminated, all of which provisions, together with the related definitions, exhibits and ancillary provisions, are incorporated herein by reference, mutatis mutandis, and made a part hereof to the same extent and with the same force and effect as if the same had been herein set forth in their entirety, and will be deemed to continue in effect for the benefit of the Bank irrespective of whether the Credit Agreement remains in effect, and without regard or giving effect to any amendment or modification of such provisions or any waiver of compliance therewith, no such amendment, modification or waiver to in any manner constitute an amendment, modification or waiver of the provisions thereof as incorporated herein unless consented to in writing by the Bank; provided, that said provisions for purposes of the incorporation described herein shall be amended in the following respects:
     (i) the term “Borrower” appearing in said provisions shall mean and refer to the Parent;
     (ii) the term “Lenders” or “Administrative Agent” appearing in said provisions shall mean and refer to Bank as defined in this Agreement;
     (iii) the term “Agreement” appearing in said provisions shall mean and refer to this Agreement; and
     (iv) the term “herein” or “hereof” appearing in said provisions shall mean and refer to this Agreement.
Other than as hereinabove amended, any terms contained in the provisions of the Credit Agreement incorporated herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement.
Section 23. Removal; Reinstatement of Debtor.
          From time to time, the Company may request that one or more Approved Debtors be removed as “Approved Debtors” from the Approved Debtor Certificate hereunder by delivery to the Bank of written notice of such request, which notice shall set forth the date on which such Approved Debtors shall be removed therefrom (a “Removal Date”), which date shall be no earlier than ten days after the date such notice was delivered. At any time after the applicable Removal Date for a Debtor that was once an Approved Debtor and prior to the Termination Date, so long as no Termination Event has occurred, the Company may reinstate such Debtor as an “Approved Debtor” in the Approved Debtor Certificate by delivery to the Bank of written notice of such request, which notice shall set forth the date on which such Debtor shall become an “Approved Debtor”, which date shall be no earlier than ten days after the date such notice was delivered. Upon any such removal or reinstatement of an Approved Debtor, a corresponding reduction or reinstatement, as applicable, shall be made to the related Debtor Sublimit; provided, however, that with respect to any reinstatement of the related Debtor Sublimit, such Debtor Sublimit shall not be reinstated in an amount greater than the Debtor Sublimit in effect on the applicable Removal Date.
Section 24. Confidentiality.
          Each party hereto agrees to hold the Transaction Documents and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of any Transaction Document or such non-public information other than to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 24 or has agreed to be subject to the terms of this Section 24, and (iii) Governmental Authorities with appropriate jurisdiction (including filings required under securities laws). Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:

Bank of America, N.A.
By:	/s/ Mike B. Delaney
Title: Vice President

The Scotts Company LLC
By:	/s/ David C. Evans
Title: C.F.O.

The Scotts Miracle-Gro Company
By:	/s/ David C. Evans
Title: C.F.O.

Schedule 1
Purchase Request
                    , 20__
Bank of American, N.A.
231 South LaSalle Street, 10th Floor
Chicago, Illinois 60604
Attn:  Michael Delaney
     Re:       Request for Purchase
Ladies and Gentlemen:
     We refer to the Master Accounts Receivable Purchase Agreement among Bank of America, N.A., The Scotts Company LLC and The Scotts Miracle-Gro Company, dated as of April 9, 2008 (the “Purchase Agreement”). Terms defined in the Purchase Agreement shall have the same meaning herein as defined in such Purchase Agreement.
     The undersigned Company hereby requests that the Bank purchase on                     , 20___, (the “Purchase Date”), the Purchased Receivables set forth on Schedule I attached hereto, in accordance with, and subject to, the terms and provisions of the Purchase Agreement. The undersigned Company hereby makes the representations and warranties set forth in Section 10 of the Purchase Agreement for the benefit of the Bank, as of the Purchase Date, and further state that such representations and warranties are true and correct as of such Purchase Date.
     Executed and delivered by the undersigned Company as of the date first above written.

The Scotts Company LLC
By:
Title:

Schedule 2
Conditions Precedent
     The Bank shall have received each of the following, in form and substance satisfactory to it:
     (a) Executed counterparts of this Agreement and the other Transaction Documents.
     (b) Certified copies of resolutions of the Company’s and Parent’s board of directors or members authorizing this Agreement and the Bank having received executed copies of this Agreement and the other Transaction Documents and authorizing a person or persons to sign or otherwise attest the due execution of those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to this Agreement, the other Transaction Documents and any other documents to be executed or delivered by the Company pursuant hereto or thereto together with an officer incumbency and specimen signature certificate, all in form satisfactory to the Bank.
     (c) Legal opinions of outside special counsel to the Company relating to the enforceability of the Transaction Documents, and the perfection of the ownership and security interests created hereby, and of outside special counsel or internal counsel to the Company relating to the power and authority of Company to enter into the Transaction Documents and its performance thereunder, in each case in form and in substance satisfactory to it.
     (d) Blocked Account Agreements signed by the Company in form satisfactory to the Bank.
     (e) Acknowledgement copies of such UCC financing statements or other filings as are required under Section 9.1, such lien search reports as the Bank shall deem advisable with respect to the Company, and releases of any Adverse Claim on the Purchased Receivables shown in such reports.
     (f) An acknowledgment from JPMorgan Chase Bank, N.A., as agent under the existing working capital credit facility agreement (the “Credit Agreement”), that all Purchased Receivables shall be deemed to be “Sold Receivables” under the Credit Agreement and that this Agreement constitutes a “Receivables Purchase Agreement” under the Credit Agreement.

Schedule 3
UCC Details Schedule
UCC Information

(a) Name:	The Scotts Company LLC

(b) Chief Executive Office:	14111 Scottslawn Road
Marysville, Ohio 43041

(c) State of Organization:	Ohio

(d) Organizational ID No.:	1503259

(e) Tradenames:	None

(f) Changes in Location, Name and Corporate Organization:	None

Schedule 4
Form of Portfolio Report